Wireless Frontier Announces Corporate Changes and Late Filing


WFRI announced today that the company is late in filing its Form 10-KSB for the fiscal year ended December 31, 2004, and that the annual audit for same period is not complete.

The audit has not been completed due to the inability to audit the Internet services division in Blanco County, Texas. Momentum Online Services, Inc. ("Momentum") was acquired by Wireless Frontier in June of 2003. The Company has requested that the State Court in Pecos County, Texas, allow the Company's auditors to gain access to the physical records and assets of Momentum in order to complete the audit. The Company is working vigorously to resolve this dispute and move forward to complete its audit.

The Company has also taken measures to raise additional capital and to reduce its operating expenses. The Company has reduced its staff and as part of this reduction effort, Kelly E. Simmons, the Company's Chief Financial Officer has resigned, but will continue to consult with the Company on an as-needed basis.

"The time the Courts have taken to hear the Momentum lawsuit has put the Company at a disadvantage in raising money, pursuing acquisitions, and in running its business in general. Although we have been delayed, we are committed to stay in compliance by completing our audit and SB-2. " stated Alex Gonzalez, CEO of Wireless Frontier. He further commented "We have taken steps to cut our overhead and expenses which will allow us to stay focused expanding our broadband wireless services in areas that need our service."